UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐		Definitive Proxy Statement
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☐		Soliciting Material Pursuant to Section 240.14a-12
AMERICAN REALTY CAPITAL NEW YORK CITY REIT, INC.
(Name of Registrant as Specified In Its Charter)

(Name of person(s) filing Proxy Statement, if other than the Registrant)
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405 Park Avenue, 4th Floor, New York, NY 10022

Investor Services: (866) 902-0063

www.newyorkcityreit.com

August 2017

Important Information about the American Realty Capital New York City REIT 2017 Annual Meeting

•	The American Realty Capital New York City REIT Board Urges Stockholders to Vote “FOR” the Proposals to Amend the Company’s Charter

•	If Approved, the Amendments will Align Our Charter with those of Publicly Traded REITs

•	Shareholder Participation in the Vote is Needed - Over 75% of Shares Voted in Our Prior Campaigns have Voted in Favor of these Proposals

On August 2, 2017, the shareholders of American Realty Capital New York City REIT (the “Company”) decisively voted to re-elect its Board of Directors and to ratify KPMG as the Company’s independent accounting firm. In doing so, shareholders have powerfully displayed their confidence in the Company’s board and in the actions it takes. The Company’s board continues to unanimously recommend that shareholders vote to approve the amendments to certain provisions of the Company’s charter, detailed as Proposals 3 through 11 (the “Proposals”) in the Company’s Definitive Proxy Statement dated April 24, 2017 (as amended or supplemented from time to time, including by this letter, the “Proxy Statement”). As discussed in the Proxy Statement and our letter to you on June 12, 2017, these proposals will provide the Company’s board, comprised of a majority of independent directors, with additional flexibility to pursue strategies designed to provide liquidity and to engage in transactions that may be beneficial to shareholders. These changes are consistent with similar amendments made by many peer non-traded REITs and BDCs1.

You may have read a letter from Cove Partners III, LLC (“Cove”), a newly formed entity controlled by Michael Ashner and John Alba. Cove filed a Definitive Proxy Statement dated August 17, 2017 (the “Ashner Proxy”) asking for shareholders to vote against the Proposals based on a number claims that we believe to be untrue and based on exaggerated assumptions, beginning with the claim that shareholders have consistently rejected the proposed amendments to the Company’s charter outlined in the Proxy Statement. In fact, NONE of the proposals have been rejected. Over 75% of shares voted in previous campaigns have been voted in favor of the proposed amendments. Shareholder participation in the vote is needed in order to convene the annual shareholder meeting, as adjourned, on September 7, 2017.

Michael Ashner has made claims to shareholders of other companies that he has not been able to support, particularly at New York REIT, Inc. (“NYRT”). NYRT is a REIT established and previously managed by American Realty Capital, an affiliate of AR Global, that acquired of $3 billion portfolio with an identical investment strategy and target market. On August 29, 2016, Mr. Ashner, through WW Investors LLC (“WWI”), issued an open letter to the shareholders of NYRT, where it stated that based on its experience, the liquidation of NYRT’s highly desirable and marketable New York City assets could be completed within six months. An affiliate of Mr. Ashner assumed the role of external advisor over seven months ago, and as a result, only one NYRT property out of 19 has been sold to date. Furthermore, in an investor presentation filed with the SEC on June 21, 2016, WWI asserted that NYRT’s share price should be in excess of $11.39 per share. However, in its most recent Form 10-Q filed with the SEC on August 9, 2017, NYRT disclosed that its net assets in liquidation at June 30, 2017 would result in liquidating distributions of only approximately $9.21 per share. Not only is the gap in liquidating distributions to shareholders embarrassing for WWI, this reduction is exacerbated by an additional $1.2 million of fees payable to Mr. Ashner’s affiliate since WWI has not achieved its goal of liquidating NYRT within six months as it had led NYRT’s shareholders to believe was possible. It is simple for interlopers such as Michael Ashner to make bold claims but, as he has shown with NYRT, it is much more difficult to manage a company and produce tangible results that are consistent with those claims.

1 Recent examples include Retail Properties of America, Inc. (formerly known as Inland Western Retail Real Estate Trust, Inc.), Gramercy Property Trust (formerly known as CB Richard Ellis Realty Trust or Chambers Street Properties), FS Investment Corp., Griffin-American Healthcare REIT II, Inc., Griffin Capital Essential Asset REIT, Inc., SmartStop Self Storage, Inc. (formerly known as Strategic Storage Trust, Inc.), CNL Healthcare Properties, Inc., Carter Validus Mission Critical REIT, Inc., Benefit Street Partners Realty Trust, Inc., and Business Development Corporation of America.

405 Park Avenue, 4th Floor, New York, NY 10022

Investor Services: (866) 902-0063

www.newyorkcityreit.com

We would also like our shareholders to understand that the Ashner Proxy gives no clarity to what its stated claims mean for the shareholders of the Company, including, but not limited to the fact that:

•	There is no indication as to how many additional shares it intends to acquire to add to its current de minimis holdings of 100 shares,

•	There is no explanation as to how acquiring additional shares may benefit the Company’s shareholders,

•	There is no explanation as to how it intends to acquire a significant number of additional shares given that the Company’s stock is not traded on an exchange,

•	No clarity is provided as to the price it is willing to pay to acquire additional shares,

•	There is no basis for the statement that it believes that there is additional value in the Company to be “unlocked” or any metrics upon which it has based its assessment,

•	There is no explanation as to how it believes that additional value could be “unlocked.”

As opposed to the vague and unsupported claims made in the Ashner Proxy, the Company has provided shareholders with a clear sense of the Proposals’ objectives, why the Board is recommending shareholders vote to approve each Proposal and what it impact it believes voting “FOR” the Proposals will have on the Company and our shareholders.

A detailed description of each of the Proposals, including a discussion of the reasons for, and the effects of, the proposed charter changes are addressed in the Proxy Statement. The Company’s board, including all of our independent directors, continues to believe the resulting charter will be similar to those of publicly-traded REITs incorporated in Maryland and will provide us with greater flexibility in implementing our overall business plan and exploring potential strategic opportunities, as these opportunities become available. As such, the board has determined that the Proposals included in the Proxy Statement are advisable and, therefore, recommend that our shareholders vote “FOR” each of those proposals.

We thank shareholders for your continued confidence and overwhelming support in voting to the re-elect the Company’s board.

It is always important that shareholders vote. This point becomes even more critical when a higher threshold of votes is required, as is the case with the Proposals. We ask that each shareholder vote before the September 7, 2017 meeting, no matter how small their investment.

Shareholders may contact a proxy specialist at 855-976-3323 for help with voting shares or to request proxy materials. NYCR’s Investor Services department is available at 866-902-0063 to discuss any questions you may have about the Company and about the Proposals.

Sincerely,

Michael Weil

Chief Executive Officer, President and Secretary